Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 12, 2015 in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-208274) and related Prospectus of MediciNova, Inc. for the registration of common stock, preferred stock, debt securities, depositary shares, warrants to purchase debt securities, preferred stock, common stock or depositary shares and rights to purchase common stock or preferred stock.

/s/ Ernst & Young LLP

San Diego, California

December 17, 2015